[FORM OF BONUS RETENTION AGREEMENT]

February 14, 2003

Dear:

This is to confirm the terms of our agreement with respect to the bonus to be paid to you by Allied Holdings, Inc. (“Company”), which shall be paid in connection with the Bonus Plan of the Company and upon the terms set forth in this letter agreement.

Subject to the terms contained in this letter agreement, the Company shall pay to you an amount equal to $     1 constituting a bonus for fiscal 2002, and you agree to release the Company and its affiliates from any claims that you may have against them relating to the Bonus Plan or otherwise relating to a bonus for fiscal 2002.

You agree and acknowledge that in order to become eligible and to receive such bonus for fiscal 2002, (1) you will not voluntarily terminate your employment with the Company on or before December 31, 2003, and (2) you will take a one-week non-paid furlough on or before June 1, 2003.

In recognition of the Company’s need to protect its legitimate business interests, you hereby agree that you will regard and treat the existence of the bonus being paid to you in accordance with this letter agreement, the amount of such bonus, and the terms of this letter agreement as strictly confidential and wholly owned by the Company and that you will not distribute, disclose, reproduce or otherwise communicate any such items of information to any person or entity for any purpose, other than as required by law.

This letter agreement shall not supersede, modify or amend any other agreement between the Company and you, including, without limitation, any employment agreement or confidentiality agreement that may exist between the Company and you.

If the foregoing is in accordance with your agreement, please execute this letter and return it to me.

Sincerely,

/s/ Daniel H. Popky

Daniel H. Popky SVP, Finance/CFO

Accepted and agreed to this day of February, 2003:

Employee

[1]	Schedule of bonus attached hereto.

Schedule of Bonus Amounts for Named Executive Officers

Executive Officer	Bonus Amount

Hugh Sawyer	$550,000
Bob Rutland	$307,650
Daniel Popky	$185,000
Thomas Duffy	$185,000
David Rawden	$164,340